Exhibit 2.6

                         Underwriting Agreement between
                    Unilabs SA and Union Bank of Switzerland
                              dated April 24, 1997


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                                   Unilabs SA
                       INITIAL SHARE OFFERING - APRIL 1997
                             UNDERWRITING AGREEMENT
                                     Between
UNILABS -SA, Avenue Blanc 53, 1202 Geneva, Switzerland hereinafter called the 'Company'
                                       and

UNION-BANK OF SWITZERLAND, Bahnhofstrasse 45, 8001 Zurich, Switzerland

hereinafter called 'UBS' acting for itself and as agent of a banking consortium comprising the following banks:


Union Bank of Switzerland, Zurich
Banque Cantonale de Geneve, Geneva
Bank Julius Baer & Co. Ltd., Zurich
Bank Sarasin & Cie, Basle
Pictet & Cie, Geneva

hereinafter collectively called the 'Banks'




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                                    Preamble

a)   Existing Capital Structure of the Company

     As a result of the extraordinary general shareholders' meetings of the Company held on February 24 and on April 10, 1997, the Company's share capital has been restructured as follows:

     (i)  Split of the bearer shares of CHF 500 each in proportion of 1:12.5

     The existing 16'000 bearer shares of a nominal value of CHF 500 each have been split in the proportion 1:12.5 into 200'000 bearer shares of a nominal value of CHF 40 each.

     (ii) Creation of registered shares of a nominal value of CHF 20 each

     Out of the 200'000 newly created bearer shares 60'000 bearer shares of a nominal value of CHF 40 each have been converted into registered shares of a nominal value of CHF 40 each. Subsequently, the 60'000 newly created registered shares of a nominal value of CHF 40 each have been split in proportion of 1:2 into 120'000 registered shares of a nominal value of CHF 20 each.

     (iii) Ordinary share capital increase at the exclusion of subscription rights of existing shareholders

     The existing share capital of CHF 8 million has been increased by way of an ordinary share capital increase through the issue of 40'000 new bearer shares of a nominal value of CHF 40 each, resulting in a share capital increase of CHF 1.6 million to an aggregate nominal share capital of CHF
     9.6 million. The newly issued bearer shares have been paid for in their nominal amount of CHF 40 each, i.e. CHF 1.6 million in) the aggregate and they are entitled to dividends as from June 1, 1996.

     (vi) Creation of conditional share capital

     A conditional share capital in the amount of CHF 480'000 has been created for the purpose of implementing a management share option plan.

     Accordingly, the Company's issued share capital amounts to CHF 9.6 million and is composed of 120'000 registered shares of a nominal value of CHF 20 each and 180'000 bearer shares of a nominal value of CHF 40 each, and its conditional share capital amounts to CHF 480'000.


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b)   Public Placement of Bearer Shares of Nominal Value of CHF 40 each

     The board of directors of the Company has resolved to offer to the public
     (1) the 40,000 newly issued bearer shares of a nominal value of CHF 40 each resulting from the share capital increase, and (ii) 44'000 bearer shares of a nominal value of CHF 40 each which are currently held by Unilabs Group Ltd. and other shareholders of Unilabs SA. The public share offering will be made by the Banks and lead managed by UBS. The offering price will be determined on the basis of a "book-building" process.

     The bearer shares with a par value of CHF 40 each shall be listed on the Swiss Exchange, whereas the registered shares with a par value of CHF 20 each shall not be listed. In this connection, the Company and its current direct and indirect major shareholders have, subject to certain limitations, agreed in a separate lock-up agreement (i) not to sell or otherwise transfer for a period of two years from the settlement date of the public offering their registered shares and/or bearer shares which have not been placed in the public offering, (ii) not to list the Company's registered shares for a period of five years from the settlement date of the public offering and (iii) to maintain for a period of two years from the settlement date of the public offering their existing direct or indirect effective control in the Company.

     In accordance with a separate purchase agreement, the Company's 40'000 newly issued bearer shares have been sold to the Company at their nominal value.

     The sale of the 44'000 bearer shares of a nominal value of CHF 40 each by existing shareholders to the Company is governed by separate purchase agreements between existing shareholders and the Company.

     In addition, for purposes of covering any difference between the number of shares underwritten by the Banks and the number of shares allotted to investors (over-allotment), UBS will have the right, subject to the terms of this Agreement, to purchase from the Company up to 8'400 additional bearer shares of the Company of a nominal value of CHF 40 each. To supply the necessary number of bearer shares to UBS, the Company has entered into a separate "green shoe option" agreement with its major shareholder, Unilabs Group Ltd. Pursuant to the terms of such agreement, Unilabs Group Ltd. has pledged and deposited 8'400 bearer shares of the Company of a nominal value of CHF 40 each on a separate securities deposit account with UBS.


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                                    Article 1

Following a book-building; process pursuant to which the Banks from April 16 until April 24. 1997, 12.00 hours, have offered the bearer shares of the Company to the public at a price ranging from CHF 625 to CHF 675, the Banks hereby underwrite the following bearer shares of the Company (the "Shares"):

     (i) 40'000 bearer shares of a nominal value of CHF 40 each, with dividend entitlement as from June 1, 1996, resulting from the share capital increase referred to under Clause a (iii) of the Preamble above; and

     (ii) 44'000 bearer shares of a nominal value of CHF 40 each, with dividend entitlement as from June 1, 1996, resulting from the sale by existing shareholders to the Company.

The price at which the Banks underwrite the Shares shall amount to CHF 675 per Share.

                                    Article 2

The Banks undertake to sell the Shares to the public at a placement price of CHF 675 per Share.

The allocation of the Shares shall be made on April 24, 1997 jointly by the Company and UBS, at their complete discretion, and shall be communicated to investors on April 25, 1997. Payment of the shares shall be made by investors on April 30, 1997, against delivery of the relevant shares (the "Settlement Date").

                                    Article 3

In connection with the underwriting and placement of the Shares with the public pursuant to Article 1 and 2 above, UBS shall do the following:

     (i) On the Settlement Date of the public offering (as defined in Article 3 below) transfer the proceeds resulting from the issue and sale of the 40'000 new bearer shares of a nominal value of CHF 40 each in accordance with Article 1 (1) above, reduced by the duties and fees pursuant to Article 8 below, to a separate account of the Company to be opened with UBS (the "Transaction Account");

     (ii) On the Settlement Date of the public offering transfer the proceeds resulting from the sale of 44'000 bearer shares of a nominal value of CHF 40 each in accordance with Article 1 (ii), reduced by the duties and fees pursuant to Article 8 below, to the Transaction Account; and

    (iii) On the Settlement Date of the public offering transfer the proceeds of the sale of any additional shares by UBS to the public in accordance with Article 4 below (green shoe option), reduced by any duties and fees in accordance with Article 8 below, to the


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          Transaction Account.

                                    Article 4

In connection with the public offering of the Shares, UBS as lead manager of the Banks shall hove the right until May 23, 1997 to underwrite up to a maximum of 8'400 additional bearer shares of a nominal value of CHF 40 each, with dividend entitlement as from June 1, 1996, at the placement price of CHF 675 per Share for the purpose of covering any difference between the number of shares underwritten by the Banks and the number of shares allotted to investors (over-allotment).

To exercise its purchase right pursuant to this Article 4, UBS shall notify the Company in writing of the number of shares it wishes to purchase as well as of the aggregate purchase price to be paid. The purchase right is deemed to be exercised on the day UBS dispatches the written notification to the Company. The Company shall promptly upon exercise of the purchase right deliver the relevant number of shares to UBS against payment of the purchase price. The 8'400 additional bearer shares have been pledged to UBS and are deposited on a separate securities deposit account with UBS.

In the event that UBS until May 23, 1997 fails to exercise its purchase right with respect to all of the bearer shares of a nominal value of CHF 40 each subject to the option pursuant to this Article 4, the remaining shares shall be released from the pledge and delivered to the Company according to separate instructions.

                                    Article 5

The Company shall prepare the listing prospectus (the "Prospectus") in compliance with the prospectus requirements of Swiss law and the listing regulations of the Swiss Exchange. The Prospectus shall be prepared in English. A short form version of the Prospectus shall be prepared in German and French. The Company shall furnish UBS with four signed copies of the Prospectus in English as well as of the short form version of the Prospectus in German and French.

UBS shall assist the Company in the preparation of the Prospectus. For this purpose, the Company agrees to provide UBS with all the information necessary or, in the opinion of UBS, appropriate to be included In the Prospectus. The Company undertakes to fully comply with the regulations of the Swiss Exchange applicable to the listing and the maintaining of the listing of its bearer shares. In particular, the Company undertakes to publish on a timely basis all information required to be published under the listing provisions regarding ad hoc publicity.


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                                    Article 6

The Company undertakes to place the Shares at UBS' disposal with SEGA Schweizerische Effekten-Giro AG, Olten.

                                    Article 7

The Company shall apply for the listing of all 180'000 bearer shares of a nominal value of CHF 40 each on the Swiss Exchange and gives herewith the mandate to UBS to prepare the necessary listing application. For this purpose, the Company agrees to assist UBS in the preparation and the filing of the listing application.

                                    Article 8

The Company shall bear the following costs of this transaction:

     (i) overall fee of 5% for the placing of the Shares, calculated on the placement price of CHF 675 per Share;

     (ii) Swiss Federal Capital Issue Tax of 2% on the proceeds of the sale of the 40'000 newly issued bearer shares of a nominal value of CHF 40 each in accordance with Article l(i) above;

    (iii) Swiss Federal Securities Transfer Tax. Cantonal Tax and the Stock Exchange Duty, which in the aggregate presently amount to 0.18%, levied on the placement price of CHF 675 per Share in accordance with
          Article I hereinbefore; such taxes and duties will be deducted from the net proceeds and UBS will effect the payment thereof to the relevant authorities;

     (iv) the costs incurred for the printing and the shipping of the share certificates to SEGA Schweizerische Effekten-Giro AG in connection with the public offering;

     (v) all external costs incurred in connection with the production and dispatch to the Banks of the necessary printed materials (excluding translations) and the publication of notices, advertisements, etc. in connection with the public offering;

     (vi) the costs of translations incurred in connection with the printed materials and publications mentioned in (v);

    (vii) the costs incurred in connection with the listing of the Company's bearer shares on the SWISS Exchange;

   (viii) the costs of the presentations (road shows, etc.) regarding the public offering in Zurich, Geneva, Base[, Frankfurt, London, Edinburgh and other cities and of re-


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          lated preparatory work and

     (ix) all costs and fees relating to the underwriting by UBS to additional bearer shares of a nominal value of CHF 40 each in accordance with Art. 4 above, i.e.

          - overall fee of 5% for the placing of the Shares, calculated on the placement price of CHF 675 per Share;

          - Swiss Federal Securities Transfer Tax, Cantonal Tax and Stock Exchange Duty, which in the aggregate presently amount to 0.18%, levied on the placement price of CHF 675 per Share. UBS will deduct such costs directly from the placement proceeds and will deliver the relevant amounts to the relevant tax authorities.

In addition, the Company will bear any further Taxes which could arise in connection with the consummation of the transactions stipulated in this Agreement. In such an event, payment to the relevant authorities will be effected directly by the Company.

The Company will pay the overall fee to USS in accordance with Clause (I) above with value date April 30, 1997 according to instructions given to the Company by UBS. The taxes payable in accordance with Clauses (ii) and C(iii) above shall be deducted by UBS from the proceeds of the issue and sale of the Company's bearer shares value date April 3C, 1997. The costs specified in Clauses (iv) to (viii) are payable on receipt of invoice.

The overall fee pursuant to Clause (ix) above shall be payable with value date May 23, 1997 according to instructions given to the Company by UBS.



                                    Article 9

The Company shall appoint UBS cs principal paying agent and the other Banks as official paying agents in Switzerland (hereinafter called 'Paying Agents') for the payment of dividends on its bearer shores with c par value of CHF 40 each. The Company shall pay a paying agency commission in accordance with Convention IX of the Swiss Bankers' Association.

With regard To the Company, the Paying Agents and banks responsible for Implementing and executing paying agent services will be represented by USS. The Company shall not appoint any other paying agents In Switzerland without prior consultation with UBS.

All notices in connection with paying agent services for dividends shall be issued by the Company and published at its expense.

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                                   Article 10

Sales restrictions: U.S.A./U.S. persons

The Shares have not been and will not be registered under the United States Securities Act of 1933 (the 'Securities Act') and may not be offered, sold or delivered within the United States of America (the 'United States') or to U.S. persons. Each of the syndicate members has agreed that it will not offer, sell or deliver Shares within the United States or to U.S. persons. In addition), an offer or sale of Shares Within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the Securities Act.

The offering is not being made in the United States and offering materials with respect to the offering may not be distributed or sent into the United States. The rights described herein may be exercised only outside the United States.

The Shares may not be offered or sold in any country other than Switzerland or to residents of any country other than Switzerland except in accordance with the relevant applicable laws.

                                   Article 11

For purposes of this Agreement, USS shall act as agent of the Banks in relation to the Company.

The Banks shall participate in the rights and obligations arising from this Agreement in the maximum percentages listed below. The Banks' liability shall be individual and not joint and several.

                       Union Bank of Switzerland      60%
                       Banque Cantonale de Geneve     10%
                       Bank Julius Baer & Co. Ltd.    10%
                       Bank Scrosin & Cie             10%
                       Pictet & Cie                   10%
                                                     ----
                       Total                         100%


                                   Article 12

The Banks, jointly but not severally, reserve the right to withdraw from this Agreement, it prior to the Settlement Date, events should occur in Switzerland or elsewhere in the world, of a political, economic, financial, monetary or other character which, in the opinion of the Banks,


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would be such as to jeopardize the success of the public share offering. Any such decision of withdrawal by the Banks shall be final and binding upon the Company. Should the Banks decide to withdraw from this Agreement, USS on behalf of the Banks shall notify the Company forthwith by telex or fax, followed by registered letter. In the event of such withdrawal, each party hereto shall pay the expenses incurred by it in connection with this public share offering and no party shall have any claim against the others with respect of such withdrawal.


                                   Article 13

Notices to be given under this Agreement shall be given in writing and sent by mail, telefax or courier to the following addresses:

To the Company

Unilabs SA
attn.  Mr. Miguel Payro/Mr. Eric Wavre
12, place Cornovin
1211 Geneva

Tel.:    +41-22-909 77 35
Fax:     +41-22-909 77 33
         +41-22-909 77 07


To UBS:

Union Bank of Switzerland
attn. Mr. Eduardo Schindler/Ms. Jacqueline Morard
Bahnhofstrasse 45
8021 Zurich

                                   Article 14

This Agreement is governed by Swiss law. The place of jurisdiction is Zurich 1.

This Agreement shall be executed in two counterparts and the contracting parties shall each receive one original.

Each of the Banks shall receive a copy of this Agreement for its records.

Geneva, April 24,1997


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                                   Unilabs SA



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Zurich, April 24, 1997

                                   Union Bank of Switzerland



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